Exhibit 10.01


                         SOFTWARE SUB LICENSE AGREEMENT

This Software License Agreement ("Agreement") is entered into as of this 18th day of July, 2005 by and between Golden Spirit Gaming Ltd., a Delaware Corporation (the "Licensee") and Arc2 Entertainment Inc. (the "Licensor").

                                    Recitals

A.	Licensor has developed certain online gaming software and licenses to
Licensee the rights to route users to such software utilized for the operation of online Casino (the "Software")

B.	Licensee desires to operate an Internet Gaming Operation and desires to obtain a limited, non-exclusive license to route users to the Software.

C.	Accordingly, Licensor hereby licenses the rights to route users to
Licensee and Licensee hereby licenses these rights from Licensor upon the terms and conditions set forth herein.

D.	Licensor provides all Licensees with access through gateway routing pages to the Internet Gaming Operation.

E.	Licensor wishes to sell to Licensee a single gateway website which will direct Internet gamers entering through such gateway to the Internet Gaming Operation and accept Licensee's gateway website customers wagering activities through the Internet Gaming Operation.

                                   Agreement

In consideration of the foregoing and following terms, covenants, promises, premises and conditions, and for other good and valuable consideration, the sufficiency, adequacy and receipt of which are hereby acknowledged, the parties hereby agree as follows:

1.	Recitals.Recitals are a material part of this Agreement.

2.	Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

a.	Hardware.  "Hardware" shall mean all the necessary computers, servers, routers, cabling, monitors, hard drives, back-up systems, and other equipment, as required to properly store, distribute and run the Software. Provision and maintenance of all Hardware shall be the sole responsibility of the Licensor.

b.	Confidential Information.  "Confidential Information" shall mean, without limitation, material, information, documents, software, plans, strategies, customer and vendor lists, marketing information, studies and other information owned, licensed, developed or otherwise proprietary in nature in the possession of Licensor, Licensee or their agents, respectively, which is not generally available to or used by others or the utility or value of which is not generally known or recognized as a standard practice, whether or not the underlying details are in the public domain.

c.	Software.  The suite of software applications and related materials specified in detail on Exhibit "A," a copy of which is attached hereto and incorporated herein by this reference.

d.	Casino Software.  That portion of the Software that pertains to casino games.

e. 	Games. 	The games found within the Casino Software.

f.	User. 	 An individual that utilizes the Software operated by the
Licensee.

g.	Website. A website that serves as the primary portal to the Software.
The URL for the Website is listed in Schedule B of this Agreement.

h.	Internet Gaming Operation.  A comprehensive term used to describe the
Licensee's complete online gaming business as set forth under this Agreement.

i.	Third Party Affiliate.	Corporations that maintain working relationships
with Licensor to offer various services to Licensor's licensees. These services may include Hardware operation and maintenance, accounting services, Internet gaming licensing assistance, marketing, customer service, and e-commerce. The decision to utilize the services of any Third Party Affiliate belongs exclusively to the Licensee and Licensor makes no representations regarding their performance.

3.	Software License.    Licensor hereby licenses to Licensee the Software
on the terms and conditions contained herein for the period of this Agreement. Such Software License is granted on a non-exclusive, non-transferable, non-assignable basis.

4.	Indemnification.

a.	Limitation on Indemnification.	Except as otherwise provided herein,
Licensee acknowledges and agrees that neither Licensor nor its agents, nor any of their respective members, shareholders, vendors, suppliers, directors, officers, employees or representatives (collectively the "Licensor Parties") will be liable to the Licensee or any of the Licensee's customers for any special, indirect, consequential, punitive or exemplary damages, or damages for lost profits or savings, in connection with this Agreement, its performance or breach. If despite the foregoing limitations, any of the Licensor Parties should become liable to Licensee or any other person (a "Claimant"), the maximum aggregate liability of the Licensor Parties shall be limited to the lesser of the actual amount of loss or damage suffered by Claimant or the sum of Licensee's fees payable by the Licensee to Licensor within the three (3) months immediately preceding the loss.

b.	Activities of Licensee.	 Licensee shall indemnify, defend and save
harmless Licensor and its members, shareholders, vendors, suppliers, directors, officers, employees, agents, contractors, representatives, parent company, and subsidiaries (together, the "Indemnified Parties") from and against all damages, losses, costs and expenses (including actual legal fees and costs), fines and liabilities incurred by or awarded asserted or claimed against any of the Indemnified Parties by any third party, including, without limitation, any licensing or government agency who licenses, regulates, or otherwise governs the licensing or use of Internet gambling in connection with the Licensee's activities under this Agreement, including claims brought by a person using or relying upon any advice given or publication produced and distributed by the Licensee.

5.	Disruptions.

a. 	Defects. Licensor will use reasonable efforts to guarantee the long term quality and integrity of the Software. However, Licensor can not guarantee that the Software is error-free. Licensee acknowledges hereby that such complete freedom of programming errors is unattainable within the software industry. If the Software fails to substantially conform to its defined specifications, Licensee may report defects ("Defects") to Licensor in writing. Within sixty
(60) days of such written notice, although with reasonable efforts to minimize such time period, Licensor shall, at its option, complete one of the following:
(1) substantially correct such Defects provided that the Software has not been altered or reconfigured in any manner by Licensee or its agents, or (2) replace such portion of the Software or entire Software so long as the replacement remains within the noted specifications of the Software. If Licensor fails to substantially correct Defects within sixty (60) days of written notice by Licensee, then as Licensee's sole remedy Licensee may terminate this Agreement with respect to such release of the Software. In the event that Licensee elects to terminate the Agreement, Licensee may recover fees paid to Licensor in accordance with the Agreement up to a maximum amount equivalent to the fees paid to Licensor by Licensee during the three months prior to termination.

b.  	Temporary Disruptions.	Licensee acknowledges that from time to time, as
a result of numerous reasons, including, without limitation, Hardware failure, Software failure, Software maintenance, Software bugs, Software upgrades, supplier failures, or acts of God, the services and product performance provided under this Agreement by Licensor may be temporarily disrupted. Licensee acknowledges and agrees that neither Licensor, its agents nor any Licensor Parties will be liable to Licensee or any of Licensee's customers or Licensee Parties for any special, indirect, consequential, punitive or exemplary damages, or damages for loss of profits or savings, or any other damages, costs or expenses incurred by Licensee, Licensee Parties or Licensee customers in connection with any such temporary disruptions.

c.	Government Issues.   Licensor shall not be held liable for any damages
of any kind that result from any government or quasi-government legislation, policy or action.

6.	Conditions of License.

a.	Ownership of Software.	All right, title and interest in and to the
Software, and any copies and/or derivatives thereof and all documentation, code and logic, which describes and/or composes such software or any such derivatives shall remain the sole and exclusive property of Licensor or its agents, as the case may be, pursuant to the terms of Licensor's agreement with its agents, if any, and Licensee shall not edit, reverse engineer, copy, emulate, create derivatives of, compile or decompile or otherwise edit, tamper or modify the Software in any way. In the event of any such editing, reverse engineering, copying, emulation, creation of derivative, compilation, decompilation, editing, tampering or modification of the Software by Licensee, Licensee shall unconditionally assign and transfer any intellectual property created by any such non-permitted act to Licensor.

b.	Force Majeur.	Except as otherwise specifically provided herein,
Licensor and its agents shall not be responsible for failure of performance of this Agreement due to causes beyond their control, including, without limitation, work stoppages, communications outages, fires, civil unrest, riots, rebellions, acts of God and similar occurrences.

c.	Software Format.    The Software format shall remain standard as
determined in Licensor's sole discretion.

d.	Non-Exclusive Agreement.   Licensee acknowledges that this is a non-
exclusive agreement and that Licensor will enter into further licensing agreements with an undefined number of other parties, and that Licensor may continue any and all such competitive and related activities without any liability to Licensee hereunder.

e.	Compliance with Applicable Law. Licensee shall be responsible for ensuring that Licensee, and any of its Associates, are operating the Software in compliance with any and all applicable state, provincial, national, and international laws. Licensee shall bear the sole responsibility of determining which jurisdictions have declared Internet gaming illegal. Further, Licensee shall be solely responsible for determining which jurisdictions to accept wagers from and for which jurisdictions to market to.

f.	Money Laundering.  Licensor has a zero-tolerance policy for money-
laundering activities with respect to the use and operation of the Software and Licensee hereby represents and warrants that it will take all actions as necessary to ensure that no money-laundering activities occur through Licensee's, and Licensee's Associates, operation of the Software.

g.	Confidentiality:  Licensor hereby acknowledges that in implementing the
Software, Licensee may learn information which is confidential and proprietary to Licensor or the residents of facilities managed by Licensor. Licensee hereby agrees not to disclose any information identified by Licensor as confidential or proprietary.

h.	Reverse Engineering:  Licensee shall not reverse engineer the Software.
Licensee shall not disclose or copy the Software or Documentation except as required to use the Software as permitted under this License.

7.	Term and Termination.

a.	Term.	This Agreement shall commence and be deemed effective on the date when fully executed (the "Effective Date"). This Agreement shall remain in effect for a period of three (3) years from the Effective Date (the "Term") and shall be automatically renewed indefinitely for additional one (1) year terms unless the Licensee or Licensor serves written notice of termination or intent not to renew this Agreement to the non-terminating party at least sixty (60) days prior to the end of any then current term.

b.	Licensee Default.    In the event that Licensee is in default of any
provision of this Agreement and has failed to cure such default within thirty
(30) days of notice of said default, Licensor may terminate this Agreement upon written notice to Licensee effective immediately.

c.	Licensor Default.    In the event that Licensor is in default of any
provision of this Agreement and has failed to cure such default within thirty
(30) days of notice of said default, Licensee may terminate this Agreement upon written notice to Licensor effective immediately.

8.	Remuneration.

a.	Initial Fee.	Licensee shall pay Licensor a one-time, non-refundable
license acquisition fee in the amount of One Hundred Thousand Dollars ($100,000.00) as the "Initial Fee" in consideration of Licensor's consent to enter into this Agreement. Initial Fee shall be payable as follows:

	     (1) $80,000 due upon execution of the Agreement

             (2) $20,000 due upon launch of website.

b.      Monthly License Fee.		Licensee shall pay to Licensor an
ongoing monthly fee (the "Monthly License Fee") based on the following:

Licensee shall pay to Licensor a monthly amount equivalent to Twenty-Eight (28) percent of the Net Monthly Revenue.

c. 	Taxes and other Governmental Fees. The above noted Monthly License Fee is exclusive of any taxes, duties, fees, excises, tariffs or other governmental fees imposed on any of Licensee's activities in connection with this Agreement. Such charges, taxes, duties, fees, excises, tariffs or governmental fees, if any, shall be the sole responsibility of Licensee.

d.	Payment of Fees. Any fees to Licensor for monthly services rendered shall be due and payable for each calendar month during the effective term of this Agreement. Such fee shall be payable on or before the 15th day of each month following the month for which payment is due (ex. June's payment would be due on or before July 15th). In the event that Licensee contracts with a Third Party Affiliate to provide e-commerce and/or merchant account services, Licensee authorizes such Third Party Affiliate to make any applicable monthly license payments directly to Licensor on or before the 15th of the month for revenues generated during the previous month and, further, to forward to Licensor a monthly Accounting Confirmation Statement. In the event that Licensee utilizes any other e-commerce provider other than a Third Party Affiliate or handles such services internally, no fee shall be due to Licensor. The fee shall be payable by cashier's check or by wire transfer in readily available funds.

e.	Late Payment Penalty.  The fees are deemed to be late if not received by
Licensor by the 15th day of the month (for fees based on the previous month). In the event that the fee is not received within 10 days of the due date, a penalty of $500 or 2%, whichever is greater, shall be due to Licensor by Licensee. Such late penalties shall not be applicable in the event that Licensee contracts with a Third Party Affiliate for e-commerce services.

f.	Payment for Marketing and Management.  Upon the signing of this agreement, the Licensee will issue 100,000,000 restricted shares of its common stock to the Licensor and its affiliates.

9.	Right to Audit.	 During the term hereof and for a period of two (2)
years after the expiry or termination of this Agreement, Licensee agrees to keep all usual and proper records and books of account and all usual and proper entries to substantiate the fees as set forth herein.

10. 	Confidentiality.

a.	General Statement.  The parties shall not disclose, publish, or disseminate Confidential Information to anyone other than those of its employees or others with a need to know, and the parties agree to take reasonable precautions to prevent any unauthorized use, disclosure, publication, or dissemination of Confidential Information. The parties agree not to use Confidential Information otherwise for its own or any third party's benefit without the prior written approval of an authorized representative of the other party in each instance.

b.	Power of Attorney.  Additionally, Licensee grants to Licensor a power of attorney to execute any such documents as may be required to fully assign and vest any propriety rights created by Licensee regarding the Software during the term and within the scope of this Agreement to Licensor. Such power of attorney is a power coupled with an interest and is irrevocable.

c. 	Further Actions.    On Licensor's request, Licensee agrees to execute
such additional documents as may be necessary to appropriately and completely assign and vest in Licensor any property rights to the Software, as Licensor's sole and exclusive property, which became vested in or inured to the benefit of Licensee during the Term of this Agreement.

d.	Return of Confidential Information. 	On termination of this
Agreement, or at the request of Licensor before termination, Licensee shall deliver to Licensor all material in Licensee's possession relating to Licensor's business and the Software.

e.	Confidentiality of Agreement.  	Licensee shall not disclose the contents
of this Agreement or any Confidential Information to any third party who is not bound to maintain confidentiality between the parties. Licensee acknowledges that disclosure of the terms of this Agreement to third parties would cause considerable damages, which would be extremely difficult to determine, and irreparable harm to Licensor.

11.	Obligations of Licensor.

a.	Internet Connection and Monthly Hosting Fee.	 Licensor shall supply
an appropriate connection to the Internet with sufficient bandwidth to properly operate the Internet Gaming Operation. Licensee shall pay for all bandwidth associated with the operation of the website gateway and the Internet Gaming Operation. Bandwidth shall be charged to the Licensee at a flat rate of $200 per month. Hosting fees shall commence on the date in which the first wager is accepted and shall be deducted from revenues otherwise owed to Licensee.

b.	Additions to Software.  Licensor may from time to time, at its sole discretion and election, create additional games and/or Software features, which may be added to the Software. If additional Games or features are made available as a standard part of the Software, Licensor, upon Licensee's written request, may provide to Licensee such additional features at Licensor's then prevailing commercial rates for such additional or translated games. Such additions and/or upgrades shall not apply to unique products or features created by Licensor, or its agents, for other licensees that may have contracted with Licensor for the development of a specific product or feature.

c.	User Activity Reports.	Licensor shall make available to the Licensee,
either directly or through a Third Party Affiliate, a web-based reporting system to access User activity reports, which shall include, at minimum, balances, transaction data, all contact information provided to the Licensor by the User, and cumulative win/loss amounts by date/range of dates, User, and game. Such reporting system shall allow access to all activity that occurred within the prior two years, at minimum.

d. 	Website Design.	In accordance with Licensee's design preferences,
Licensor shall create, the Website where the Software is made available to Licensee's customers.

12.	Obligations of Licensee.

a.	Marketing.	Licensee shall at all times use its best endeavours to
promote the Website and the Software to all Users and potential Users. All marketing, advertising and publicity for the Website and the Software shall be provided by Licensee at its own expense.

b.	Operational Services.	Except for the obligations of Licensor expressly
set forth herein, Licensee shall be and is responsible for all matters related to Licensee's use of the Software and operations including, but not limited to, accounting procedures, merchant account operations, User support, customer date and records storage, marketing and advertising, hosting services, hardware requirements, and ensuring compliance with all applicable laws.

c.	Hold Back.	Holdbacks retained by third party credit card
processor(s) shall be deducted from Licensee's monthly revenue payment and reimbursed when released said processor(s).

Licensee acknowledges the fact that the third party credit card processor(s) will hold back from monthly deposits up to 10% of all deposits as a guarantee against credit card charge backs. These hold backs will be released by the credit card processor(s) after 180 days. Third party credit card processor(s) do not offer interest on the hold back amount.

13.    	Financial Transactions.

a.	Transaction Processing System. 	Licensor shall provide a financial
transaction processing system that will allow Licensee's customers to deposit funds for use through the Internet Gaming Operation. Other methods of payment, such as wire transfers, money orders, online checks, Neteller, 900 Pay and Western Union may be made available from time to time at Licensor's discretion. Licensee shall pay any transaction fees (merchant account fees, Mastercard/Visa fees, bank fees, processing fees, chargebacks, etc.), which shall be deducted from net monthly revenues otherwise owed to Licensee. Licensee shall have no ownership rights to the processing system. Fees will include but are not limited to:

1)       Merchant Account Fee - average of 7.0% on gross credit card deposits

2)       Transaction Fee - $1.00 per credit card transaction

3) Check Processing - $5.00 charged per check mailed out for withdrawal requests.

4)       Charge Backs - $30.00 processing fee per chargeback

14.	Representations and Warranties.  The parties hereby represent and warrant as follows:

a. 	Random Number Generator. Licensor has used all reasonable endeavours to ensure that there is no bias and that random selection of the results of the Games within the Casino Software emulate live situations as much as is practically possible and economically motivated with computer generated situations.

b. 	Merchantability and Fitness. Licensor disclaims all other warranties, either express or implied, including but not limited to implied warranties of merchantability and fitness for a particular purpose, with respect to the Software.

c.	Representations. Licensee acknowledges that Licensor has not made any representations or claims, either written, verbal or otherwise, as to the potential profitability or revenues that may be generated through the Software or the Internet Gaming Operation.

15.	Intellectual Property Infringement.

a.  	Copyright Infringement Claims.	Licensor agrees to defend Licensee
against, and pay the amount of any adverse final judgement (or settlement to which Licensor consents) resulting from, third party claim(s) ("Indemnified Claims") that the Software infringes any copyright provided: 1. Licensor is notified in writing of the existence or reasonable suspicion of an Indemnified Claim within fifteen (15 )days of receipt of said claim by Licensee, 2. that Licensor is provided sole control over any defence or settlement related to an Indemnified Claim, and 3. that Licensee provides reasonable assistance in the defence of the same. Notwithstanding the above and for avoidance of doubt, Licensor assumes no responsibility whatsoever in respect to Licensee's website domain name(s) or any other feature or design relating to the Website or the Software which is included or added thereon or therein per Licensee's request.

b.  	Resolution of Copyright Infringement Claims.	In the event Licensor
receives information concerning an Indemnified Claim, Licensor may at its expense, without obligation to do so, either 1. procure for Licensee the right to continue to use the alleged infringing Casino Software, or 2. replace or modify the Casino Software to make it non-infringing, and in which case, Licensee, shall thereupon cease the use of the alleged infringement. In the event that it is necessary to cease use of the Software or a portion thereof, Licensor shall credit Licensee with an amount that shall not exceed the amount paid to the Licensor within the three (3) months prior to the cease of Software or portion thereof.

c.  	Claim Restrictions. Licensor shall have no liability for any intellectual property infringement claim (including an Indemnified Claim) based on Licensee's (1) use of any Software after Licensor's notice to Licensee that Licensee should cease to use such Casino Software due to such a claim; or (2) combination of a Software with any other product, program or data not provided or developed by Licensor; or (3) adaptation or modification of the Software not provided or authorized by Licensor. For all claims described in this section, Licensee agrees to indemnify and defend Licensor from and against all damages, costs and expenses, including reasonable attorneys' fees.

d.	URL Trademark Issues.	Licensee shall be solely responsible for any
trademark disputes that may arise regarding the URLs utilized by Licensee and its Associates, if any, in connection with this Agreement.

16.	No Employment Contract.      Except as specifically provided herein,
nothing contained in the Agreement shall be construed to constitute either party as a partner, employee, or agent of the other, nor shall either party have any authority to bind the other in any respect, it being intended that each shall remain an independent contractor responsible for its own actions.

17.	Representation of Understanding.   All parties and signatories to this
Agreement acknowledge and agree that the terms of this Agreement are contractual and not mere recital, and all parties and signatories represent and warrant that they have carefully read this Agreement, have fully reviewed its provisions with their attorneys, know and understand its contents and sign the same as their own free acts and deeds. It is understood and agreed by all parties and signatories to this Agreement that execution of this Agreement may affect rights and liabilities of substantial extent and degree and with the full understanding of that fact, they represent that the covenants provided for in this Agreement are in their respective best interests.

18.	Construction.  This Agreement was drafted jointly by the parties and their attorneys, and its provisions shall not be construed against either party.

19.	Entire Agreement.      This Agreement and the exhibits and schedules
attached hereto constitute the entire agreement between the parties and signatories and all prior and contemporaneous conversations, negotiations, possible and alleged agreements, and representations, covenants, and warranties, express or implied, oral or written, with respect to the subject matter hereof, are waived, merged herein and superseded hereby. There are no other agreements, representations, covenants or warranties not set forth herein. The terms of this Agreement may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend and agree that this Agreement constitutes the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial or arbitration proceeding, if any, involving this Agreement. No part of this Agreement may be amended or modified in any way unless such amendment or modification is expressed in a writing signed by all parties to this Agreement.

20.	Counterparts.      This Agreement may be executed in multiple
counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. When all of the parties and signatories have executed any copy hereof, such execution shall constitute the execution of this Agreement, whereupon it shall become effective.

21.	Governing Law; Disputes.     	Licensor and Licensee shall use their
best efforts to negotiate in good faith and settle amicably any dispute that may arise out of or relate to this Agreement or a breach thereof. If any such dispute cannot be settled amicably through ordinary negotiation by appropriate representatives of Licensor and Licensee, the matter shall be settled by arbitration in accordance with an Arbitration Act mutually agreed upon by the parties. The parties and signatories to this Agreement further agree that all questions regarding the execution, construction, interpretation or enforcement of this Agreement, or the rights, obligations and liabilities of the parties and signatories hereto, shall be determined in accordance with the applicable provisions of the laws of the Country of Nevis, West Indies.

22.	Jurisdictional Consent.   The parties hereto expressly and irrevocably
consent to the jurisdiction of the courts of the country of Nevis, West Indies. Any action brought by or against either party in connection with the performance, termination, or breach of this Agreement shall be brought in courts of the country of Nevis, West Indies, and the parties hereby agree that courts of the country of Nevis, West Indies shall be a convenient and exclusive forum for the hearing of any such action.

23.	Notices.       All notices or other documents under this Agreement shall
be in writing and delivered personally or mailed by certified mail, postage prepaid, addressed to the party being noticed at its last known address. Documents delivered by hand delivery shall be deemed to have been received on receipt; if by U.S. Mail, then three (3) days after being deposited into the U.S. Mail and if by express courier, then the next business day following deposit of the item with such express courier.

24.	Non-waiver.    The failure of any party to insist upon the prompt and
punctual performance of any term or condition in this Agreement, or the failure of any party to exercise any right or remedy under the terms of this Agreement on any one or more occasions shall not constitute a waiver of that or any other term, condition, right, or remedy on that or any subsequent occasion, unless otherwise expressly provided for herein.

25.	Headings.       Headings in this Agreement are for convenience only and
shall not be used to interpret or construe its provisions.

26.	Binding Effect.     The provisions of this Agreement shall be binding
upon and inure to the benefit of each of the parties and their respective successors and assigns. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person, partnership, or corporation, other than the parties, their successors and assigns, any benefits, or rights under or by reason of this Agreement, except to the extent of any contrary provision herein contained.

27.	Authority.     The parties hereto represent and warrant that they
possess the full and complete authority to covenant and agree as provided in this Agreement and, if applicable, to release other parties and signatories as provided herein. If any party hereto is a corporation, the signatory for any such corporation represents and warrants that they possess the authority and have been authorized by the corporation to enter into this Agreement.

28.	Attorneys Fees.   Should it be necessary to institute any action to
enforce the terms of this Agreement, the parties hereby agree that the prevailing party in any such action shall be entitled to recover its reasonable attorneys' fees, which shall include all costs of litigation, including, but not limited to court costs, filing fees, and expert witness fees. Further, the attorney fees and costs include the costs for such items for any appeals. This paragraph shall remain separate from any judgment entered to enforce its terms and shall entitle the prevailing party to attorneys fees and costs incurred in connection with post judgment collection and enforcement efforts.

29.	Severability.       If any provision of this Agreement is held by a
court to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall be unaffected by such holding. If the invalidation of any such provision materially alters the agreement of the parties, then the parties shall immediately adopt new provisions to replace those which were declared invalid.

30.	Currency. 	All amounts mentioned within this Agreement are in U.S.
dollars.

31.	Time of Essence.     Time is of the essence under this Agreement.

32.     Customer Data.

a.	Database.	 Licensor shall maintain a database containing the
Customer Information.  Licensee shall be the sole owner of the database.

b.	Use of Customer Information.  Licensor and its agents shall have the right to utilize the Customer Information for statistical purposes only provided that it does not conflict with Licensee's Internet Gaming Operation marketing.

c.	Accounting Period.   For the purposes of determining Net Monthly
Revenue, each calendar            month shall be viewed independently of one
another.

IN WITNESS WHEREOF, the parties and signatories execute this Agreement on the date first indicated above.

LICENSOR:

By:	/s/: Andy Chu, President
By:	/s/: Robert Klein, President

SCHEDULE A

DESCRIPTION OF SOFTWARE

The Software shall contain all the features in the Licensor Software as of the Effective Date as well as the following products, services and features as provided for under this Services Agreement.

1. Poker software: The following poker games will be provided as per this contract:

Multi Player Games

Texas Hold'em Poker    Omaha Hi/Lo	Seven Card Hi/Lo
Omaha Hi Poker         Seven Card Stud



SCHEDULE B

SCHEDULE OF TECHNICAL SUPPORT FEES

Service	Fee
Associate software customization	$150 per hour
Website design - graphics	        $100 per hour
Website design - programming and HTML	$100 per hour


URL FOR LICENSEE WEBSITE


http://www.goldenspiritgaming.com
http://www.goldenspiritpoker.com